Exhibit 10(o)

Amendment to EFH Salary Deferral Program

Pursuant to Section 14 of the EFH Salary Deferral Program (“Plan”) and the authority delegated to the Non-Qualified Plan (“NQP”) Committee by the Board of Directors of Energy Future Holdings Corp. (the “Company”) to amend the Plan, the NQP Committee approves the following amendments to the Plan:

WHEREAS, the Company wishes to amend the Plan to provide for cashout of small accounts and to eliminate certain provisions applicable to amounts contributed to the Plan prior to April 1, 1998.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The Plan is amended by adding a new sentence at the end of existing Section 6.1 to read as follows:

Notwithstanding the foregoing, effective as of January 1, 2011, this Section 6.1 shall apply to the entirety of each Participant’s Account under the Plan, without regard to the date on which any amounts were deferred or contributed to the Plan.

2.	The Plan is amended by adding a new sentence at the end of existing Section 6.2 to read as follows:

Notwithstanding the foregoing, effective as of January 1, 2011, the provisions of this Section 6.2 shall no longer apply and all Accounts under the Plan shall be invested in accordance with the provisions of Section 6.1.

3.	The Plan is amended by adding a new sentence at the end of existing Section 8.1(a) to read as follows:

Notwithstanding the foregoing, effective as of January 1, 2011, this Section 8.1(a) shall apply to the entirety of each Participant’s Account under the Plan, without regard to the date on which any amounts were deferred or contributed to the Plan.

4.	The Plan is amended by adding a new sentence at the end of existing Section 8.1(b) to read as follows:

Notwithstanding the foregoing, effective as of January 1, 2011, the provisions of this Section 8.1(b) shall no longer apply and all Accounts under the Plan shall be valued in accordance with the provisions of Section 8.1(a).

5.	The Plan is amended by adding a new Section 8.2(b)(vi) to read as follows:

(vi) Notwithstanding the foregoing, with respect to any Participant who experiences a Separation from Service on or after January 1, 2011, if the aggregate balance of such

Participant’s Accounts at such time is $5,000 or less, then the full value of such Participant’s Accounts shall be paid as a lump sum as soon as practicable, but in no event later than 60 days following such Separation from Service, subject to Section 8.3.

6.	The Plan is amended by adding a new Section 9.3 to read as follows:

9.3 Elimination of Special Provisions.

Notwithstanding the foregoing, from and after January 1, 2011, Exhibit B shall no longer apply.

7.	Except as amended hereby, the Plan shall remain in full force and effect.

/s/ TONY HORTON January 13, 2011
Tony Horton	Date
Senior Vice President, Treasurer
Energy Future Holdings Corp.

/s/ LINDA JOJO January 19, 2011
Linda Jojo	Date
Senior Vice President, Chief Information Officer
Energy Future Holdings Corp.

/s/ RICHARD LANDY January 20, 2011
Rich Landy	Date
Executive Vice President, Human Resources
Energy Future Holdings Corp.